EXHIBIT 99.1

                          SOLAR3D TO ACQUIRE MD ENERGY

LEADING SOLAR POWER COMPANY SIGNS DEFINITIVE PURCHASE AGREEMENT TO ACQUIRE 100% OF SOUTHERN CALIFORNIA-BASED SOLAR SYSTEMS PROVIDER

Santa Barbara, CA - November 6, 2014 - Solar3D, Inc. (OTC: SLTD), a leading solar power company and the developer of a proprietary high efficiency solar cell, today announced that it has signed a definitive purchase agreement to acquire 100% of MD Energy, LLC, a Rancho Cucamonga, California-based a solar systems provider. The purchase is part of Solar3D's growth-by-acquisition strategy, which is intended to dramatically accelerate the company's top line revenues, as well as its operating earnings.

MD Energy is a premier provider of solar energy projects. It has designed and installed systems from a few kilowatts up to multi-megawatts for a variety of residential, commercial and industrial customers. MD Energy is operating profitably and its revenue in 2014 is anticipated to be approximately $7.3 million with substantial growth expected in 2015. Following the acquisition, MD Energy will continue to operate as a wholly owned subsidiary of Solar3D.

"The acquisition of MD Energy is a perfect compliment to our SUNworks subsidiary, which is growing very rapidly in Northern California," said Jim Nelson, Solar3D's CEO. "MD Energy is located in Southern California, arguably the hottest solar market it the world right now. Our acquisition strategy is dependent on only acquiring companies with great leaders. We have that with Danny Mitchell, who will continue to lead his team of experienced professionals. We have enormous confidence in the commitment and competitive strength of MD Energy's management team."

"Another reason that MD Energy is so attractive is that the skillsets of its key people complement our team at SUNworks so well," Nelson continued. "Couple that with our ambitious expansion plans, and we believe we have established a winning formula for growth that we expect to continue in 2015 and beyond."

Danny Mitchell, CEO of MD Energy commented, "For our team at MD Energy, the relationship with Solar3D gives us the resources and strength to take our growth to another level. We believe in the vision of Solar3D's strategy, and believe that the combination of our various organizations will lead to rapid growth throughout California."

This acquisition, following a similar purchase of SUNworks in January 2014, allows Solar3D to take advantage of the rapidly growing US solar market, which is expected to exceed 20 gigawatts by the end of 2015, a 300% increase since 2011. Solar3D, MD Energy, and SUNworks are all headquartered in California, which leads the nation with almost 250,000 solar projects, comprised of over 2,300 megawatts installed. With approximately 25% of residential and commercial rooftops in the country deemed suitable for solar, management believes that Solar3D is poised for significant revenue growth, as it positions itself to take advantage of this rapidly expanding market.


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Nelson  concluded,  "We are working to achieve  our goal of bringing  affordable solar power to the world. In 2014, our management team has developed what we believe to be the best solar design and installation program in the US, and by remaining focused on well defined market opportunities, we anticipate even greater success in 2015."

The closing of the MD Energy acquisition, as described in the definitive purchase agreement, is subject to Solar3D's satisfactory review of the operations and financial and corporate records of MD Energy. The transaction is expected to close by February 2015.

ABOUT SOLAR3D, INC.

Solar3D is a leading provider of solar power solutions and the developer of a proprietary high efficiency solar cell. The company's SUNworks division focuses on the design, installation and management of solar power systems for commercial, agricultural and residential customers. SUNworks is one of the fastest growing solar systems providers in California and has delivered hundreds of 2.5 kilowatt to 1-megawatt commercial systems and has the capability of providing systems as large as 25 megawatts. Solar3D's technology division is developing a patent-pending 3-dimensional solar cell technology to maximize the conversion of sunlight into electricity. The Solar3D Cell collects sunlight from a wide angle and lets light bounce around in 3-dimensional microstructures on the solar cell surface. The Company's mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies.

To learn more about Solar3D, visit our website at http://www.Solar3D.com.

SAFE HARBOR STATEMENT

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Media Contact:
Eric Fischgrund - FischTank Marketing and PR eric@fischtankpr.com

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